Exhibit (a)(1)(D)

Letter to Brokers and Dealers with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
The KeyW Holding Corporation
 a Maryland corporation
at
$11.25 Net Per Share
Pursuant to the Offer to Purchase Dated May 13, 2019
by
Atom Acquisition Sub, Inc.
a wholly owned indirect subsidiary of
Jacobs Engineering Group Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., NEW YORK CITY TIME, ON JUNE 11, 2019, UNLESS THE OFFER IS EXTENDED OR
EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE
“EXPIRATION TIME”).

May 13, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Atom Acquisition Sub, Inc., a Maryland corporation (“Merger Sub”) and a wholly-owned indirect subsidiary of Jacobs Engineering Group Inc., a Delaware corporation (“Jacobs”), to act as Information Agent in connection with Merger Sub’s offer to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined in the Offer to Purchase, all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of The KeyW Holding Corporation, a Maryland corporation (“KeyW”), at a price of $11.25 per Share, net to the holder in cash, without interest thereon (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 13, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Each Share owned by KeyW or by Jacobs, Merger Sub or any of their respective wholly-owned subsidiaries immediately before the effective time of the Merger is not eligible for the Offer.

THE BOARD OF DIRECTORS OF KEYW HAS UNANIMOUSLY AMONG THOSE VOTING RESOLVED TO RECOMMEND THAT SHAREHOLDERS OF KEYW ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES TO MERGER SUB PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.   The Offer to Purchase;

2.   The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.   A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”) prior to the Expiration Time or if the procedure for book-entry transfer cannot be completed by the Expiration Time (the “Notice of Guaranteed Delivery”); and

4.   A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.   A letter to stockholders of KeyW from the President and Chief Executive Officer of KeyW, accompanied by KeyW’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m. New York City time on June 11, 2019, unless the Offer is extended or earlier terminated.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 21, 2019 (as may be amended from time to time, the “Merger Agreement”), by and among Jacobs, Merger Sub and KeyW. The Merger Agreement provides, among other things, that, as promptly as reasonably practicable following the consummation of the Offer and subject to the satisfaction of, or to the extent waivable under applicable law by Merger Sub, waiver by Merger Sub of certain conditions, Merger Sub will be merged with and into KeyW (the “Merger”) without any vote or other action by the shareholders of KeyW pursuant to Section 3-106.1 of the General Corporation Law of the State of Maryland, as amended (the “MGCL”), with KeyW continuing as the surviving company in the Merger and thereby becoming a wholly-owned indirect subsidiary of Jacobs as a result of the Merger. At the effective time of the Merger, all then outstanding Shares (other than Shares held by (i) KeyW or (ii) Jacobs, Merger Sub or any of their respective wholly-owned subsidiaries will be converted into the right to receive consideration equal to the Offer Price, without interest thereon and less any applicable withholding taxes.

The KeyW board of directors has unanimously among those voting: (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) determined that it is in the best interests of KeyW and its stockholders that KeyW enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, (iii) resolved that the Merger shall be effected under Section 3-106.1 of the MGCL and that the Merger shall be consummated as promptly as practicable following the consummation of the Offer and (iv) resolved to recommend that the stockholders of KeyW accept the Offer and tender their Shares to Merger Sub pursuant to the Offer.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Condition, unless such Shares and other required documents are received by the Depositary prior to the Expiration Time.

Except as set forth in the Offer to Purchase, Merger Sub will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent and Broadridge Corporate Issuer Solutions, Inc., as the depositary and paying agent, for soliciting tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Merger Sub will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

OKAPI PARTNERS LLC

Nothing contained herein or in the enclosed documents shall render you the agent of Jacobs, Merger Sub, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Okapi Partners LLC 1212 Avenue of the Americas, 24th Floor New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720 Stockholders and All Others Call Toll-Free: (855) 305-0855 Email: info@okapipartners.com